Filed Pursuant to Rule 433

Registration No. 333-228364

*Full Pxing* $1.8bn Drive Auto Receivables Trust 2021-2 (DRIVE 2021-2)

Lead Managers : Citi(str.), BMO, SIS

Co-Managers : Siebert Williams Shank, Roberts & Ryan, and Guzman & Company

DE&I Coordinator : Citi

DE&I Co-managers : Siebert Williams Shank, Roberts & Ryan, and Guzman & Company

Anticipated Capital Structure:

CL	AMT(MM)	WAL*	MDY/S&P**	E.FNL	L.FNL	BENCH	SPRD	YLD	CPN	$PX

A-1	$218.000	0.09	P-1/A-1+	10/21	09/22	IntL	5	0.13789	0.13789	100.00000%
A-2	$593.000	0.52	Aaa/AAA	09/22	05/24	EDSF	22	0.369	0.36	99.99552%
A-3	$219.100	1.27	Aaa/AAA	03/23	03/25	EDSF	17	0.356	0.35	99.99272%
B	$240.870	1.83	Aaa/AA	10/23	12/25	EDSF	30	0.582	0.58	99.99764%
C	$253.760	2.51	Aa3/A	07/24	10/27	IntS	45	0.873	0.87	99.99649%
D	$275.270	3.37	Baa3/BBB	04/25	03/29	IntS	80	1.398	1.39	99.98705%

*WAL to Call

**Anticipated Ratings

– Deal Summary –

Offered Size : $1.8bn

BBG Ticker : DRIVE 2021-2

Exp. Settle : 08/25/2021

First Pay Date : 09/15/2021

Offering Format : Public

ERISA : Yes

Exp. Ratings : MDY/S&P

Min Denoms : $1K x $1K

B&D: Citi

– Available Information –

* Preliminary Prospectus, FWP and CDI File (attached)

* Intex Deal Name : xDRAT212 Password : JV3K

* Link : https://dealroadshow.com Passcode : DRIVE212

CUSIP/ISIN

A-1 : 262104AA0 / US262104AA09

A-2 : 262104AB8 / US262104AB81

A-3 : 262104AC6 / US262104AC64

B : 262104AD4 / US262104AD48

C : 262104AE2 / US262104AE21

D : 262104AF9 / US262104AF95

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.